Exhibit 5.1

Chrysler Center 666 Third Avenue New York, NY 10017 212-935-3000 212-983-3115 fax www.mintz.com

July 28, 2015

Immune Pharmaceuticals Inc.

430 East 29th Street, Suite 940

New York, NY 10016

Re: Immune Pharmaceuticals Inc.

Ladies and Gentlemen:

We have acted as counsel to Immune Pharmaceuticals Inc., a Delaware corporation (the “Company”), in connection with the preparation of a prospectus supplement dated July 28, 2015 to the prospectus dated October 28, 2014 (together, the “Prospectus”) relating to the offer and sale by the Company, pursuant to the stock purchase agreement dated July 28, 2015 (the “Stock Purchase Agreement”), between the Company and an institutional investor, of up to an aggregate of $4,439,381 of the Company’s Series D Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Series D Shares”) to purchase up to 444 Series D Shares, and up to 1,775,752 shares of common stock issuable upon conversion of the Series D Shares and up to 5,500,000 additional shares of common stock that the Company may issue as a conversion premium or in payment of dividends thereon (the “Common Shares,” and together with the Series D Shares, the “Shares”). The Prospectus forms a part of the Company’s registration statement on Form S-3 (No. 333-198647) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective on October 28, 2014.

In such capacity, we have examined the following documents:

a)	the Registration Statement;

b)	the Prospectus;

c)	the Third Amended and Restated Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of the Company, as amended;

d)	the Certificate of Designations of Preferences, Rights and Limitations of Series D Redeemable Convertible Preferred Stock; and

e)	the Stock Purchase Agreement.

We have also examined such other documents, records and instruments as we have deemed necessary and appropriate for purposes of this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner and under the terms described in the Stock Purchase Agreement, will upon such issuance and sale, be validly issued, fully paid and nonassessable.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Boston | Washington | New York | Stamford | Los Angeles | San Diego | San Francisco | London

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. July 28, 2015 Page 2

In rendering the foregoing opinions, we have assumed (a) the accuracy and truthfulness of all public records of the Company and of all certifications, documents and other proceedings examined by us that have been produced by officials of the Company acting within the scope of their official capacities, without verifying the accuracy or truthfulness of such representations, and (b) the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the Delaware General Corporation Law, including the statutory provisions, applicable provisions of the Delaware constitution and all reported judicial decisions interpreting those laws. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s current report on Form 8-K filed as of the date hereof and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby imply or admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares. This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

Very truly yours,

/s/ MINTZ, LEVIN, COHN, FERRIS, GLOVSKY & POPEO, P.C.

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY & POPEO, P.C.